EXHIBIT 4.3

FOURTH AMENDMENT TO RIGHTS AGREEMENT

FOURTH AMENDMENT, dated as of July 17, 2009 (the “Fourth Amendment”), to the Rights Agreement, dated as of May 23, 2006, as amended by that First Amendment to Rights Agreement, dated as of December 13, 2007, that Second Amendment to Rights Agreement, dated as of February 12, 2009 and that Third Amendment to Rights Agreement, dated as of April 30, 2009 (the “Rights Agreement”), between Design Within Reach, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

RECITALS

A. Pursuant to the Rights Agreement, the Board of Directors of the Company authorized and declared a dividend distribution of one preferred share purchase right (each a “Right,” and, collectively, the “Rights”) for each share of the Common Stock (as defined in the Rights Agreement) of the Company outstanding at the close of business on June 2, 2006 (the “Record Date”), and authorized the issuance of one Right in respect of each share of Common Stock of the Company issued between the Record Date and the Distribution Date (as such term is defined in the Rights Agreement), each Right representing the right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company having the rights, powers and preferences set forth in the form of Certificate of Designation attached to the Rights Agreement as Exhibit A, upon the terms and subject to the conditions set forth in the Rights Agreement.

B. On each of December 13, 2007, February 12, 2009 and April 30, 2009, the Company and the Rights Agent entered into amendments to the Rights Agreement that amended the Rights Agreement to, among other matters, amend the definitions of the terms “Acquiring Person” and “Beneficial Owner” in the Rights Agreement.

C. The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to further amend the Rights Agreement, including all applicable sections, to, among other things, revise the definitions of (i) “Acquiring Person” to exempt Glenhill Advisors, LLC, Glenn J. Krevlin, Glenhill Capital Management, LLC, Glenhill Capital LP and Glenhill Special Opportunities Master Fund LLC together with all of their respective Affiliates and Associates (collectively, “Glenhill”); and (ii) to clarify that no “Shares Acquisition Date,” “Distribution Date” or “Triggering Event” will occur solely by reason of the approval, execution or delivery of the Purchase Agreement (as defined below) or the Voting Agreements (as defined in the Purchase Agreement) or the consummation of the transactions contemplated thereby.

D. Pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in order to reflect the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

NOW THEREFORE, intending to be legally bound, the Company and the Rights Agent hereby agree that the Rights Agreement is hereby amended as set forth below:

1. Section 1.1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, Glenhill, neither individually nor collectively, shall be deemed to be an Acquiring Person solely as a result of (i) the announcement, approval, execution or delivery of the Purchase Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Purchase Agreement or the Voting Agreements.”

2. Section 1.3 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, Glenhill, neither individually nor collectively, shall be deemed to be the Beneficial Owner of any securities of the Company solely as a result of (i) the announcement, approval, execution or delivery of the Purchase Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Purchase Agreement or the Voting Agreements.”

3. The following Section 1.9 is inserted into the Rights Agreement, and all subsequent subsections of Section 1 are renumbered accordingly, and all cross-references to such renumbered subsections are changed to refer to such subsections as if renumbered:

“1.9. “Purchase Agreement” shall mean that certain Securities Purchase Agreement, dated as of July 17, 2009, by and between the Company and Glenhill Special Opportunities Master Fund LLC, as it may be amended from time to time. The defined terms “Closing” and “Voting Agreements” used herein shall have the meanings ascribed to such terms in the Purchase Agreement.”

4. Section 1.10 (after giving effect to the renumbering caused by this Fourth Amendment) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as a result of (i) the announcement, approval, execution or delivery of the Purchase Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Purchase Agreement or the Voting Agreements.”

5. Section 1.12 (after giving effect to the renumbering caused by this Fourth Amendment) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Trigger Event shall not be deemed to have occurred solely as a result of (i) the announcement, approval, execution or delivery of the Purchase Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Purchase Agreement or the Voting Agreements.”

6. Section 3.1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the announcement, approval, execution or delivery of the Purchase Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Purchase Agreement or the Voting Agreements.”

7. Section 11.1.2 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the announcement, approval, execution or delivery of the Purchase Agreement or the Voting Agreements nor (ii) the consummation of the transactions contemplated by the Purchase Agreement or the Voting Agreements shall be deemed to be an event described in Section 11.1.2 and shall not cause the Rights to be adjusted or exercisable in accordance with Section 11 or 12.”

8. Section 13.1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the announcement, approval, execution or delivery of the Purchase Agreement or the Voting Agreements nor (ii) the consummation of the transactions contemplated by the Purchase Agreement or the Voting Agreements shall be deemed to be an event described in this Section 13.1 and shall not cause the Rights to be adjusted or exercisable in accordance with Section 12 or 13.”

9. Section 13.2 of the Rights Agreement is amended to add the following at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, Glenhill, neither individually nor collectively, shall be deemed to be a Principal Party solely as a result of (i) the announcement, approval, execution or delivery of the Purchase Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Purchase Agreement or the Voting Agreements.”

10. The following Section 15 is inserted into the Rights Agreement, and all subsequent sections are renumbered accordingly, and all cross-references to such renumbered sections are changed to refer to such sections as if renumbered:

“Section 15. Treatment of Purchase Agreement. Notwithstanding anything in this Rights Agreement to the contrary, neither (i) the announcement, approval, execution nor delivery of the Purchase Agreement or the Voting Agreements or (ii) the consummation of the transactions contemplated by the Purchase Agreement or the Voting Agreements, shall cause a Distribution Date, a Shares Acquisition Date or cause the Rights to be adjusted or exercisable in accordance with any provision of this Rights Agreement.”

11. EFFECTIVENESS. This Fourth Amendment shall be deemed effective immediately upon execution hereof by the Company and the Rights Agent. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

12. MISCELLANEOUS. This Fourth Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State. This Fourth Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. If any provision, covenant or restriction of this Fourth Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Fourth Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. In the event of any conflict or inconsistency between this Fourth Amendment, on the one hand, and any previous amendment of the Rights Agreement, on the other hand, this Fourth Amendment shall govern.

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first set forth above.

DESIGN WITHIN REACH, INC.		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Ray Brunner	By:	/s/ Herbert J. Lemmer
Name:	Ray Brunner	Name:	Herbert J. Lemmer
Title:	President and Chief Executive Officer	Title:	Vice President